Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Aakiya Woods/Barbara Shear
Ruder Finn
212.715.1694/212.593.6389
woodsa@ruderfinn.com/shearb@ruderfinn.com

Electric Aquagenics Unlimited Receives $10 Million in Financing from Cornell Capital Partners, L.P.

LINDON, Utah October 29, 2004 --- Electric Aquagenics Unlimited, Inc. (EAU) (OTCBB:EAQU), an innovative technology and life sciences company specializing in water electrolysis, announced a new relationship with U.S.-based private equity fund Cornell Capital Partners LP (Cornell). Cornell will provide $10 million in the form of a Standby Equity Distribution Agreement (SEDA). Under the terms of the SEDA, Cornell has made a firm commitment to provide up to $10 million of funding to the Company over a 24-month period to be drawn down solely at the Company's discretion by the sale of its common stock to Cornell.

"We are pleased to have entered into this agreement with Cornell Capital which was introduced to EAU through Spencer Clarke, our New York-based investment bank," said Gaylord Karren, CEO of Electric Aquagenics Unlimited. "As a cash investor and shareholder of EAU, I now know that we have the capital to execute our business plan. We have now begun to see the fruits of our labors by achieving revenues in multiple market channels. We are in a great position for our 2005 roll out. This financing facility gives management the option to 'draw down' or leverage into additional capital sources. It's a great position for us."

Victor Greene, Senior Managing Director, Investment Banking, Spencer Clarke said that the agreement with Cornell Capital will help EAU achieve it goals.

About Electric Aquagenics Unlimited, Inc.

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company's water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing. EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen-killing effectiveness. For more information, visit www.eau-x.com.

About Cornell Capital Partners, LP

Managed by U.S.-based Yorkville Advisers LLC, Cornell Capital Partners, LP is a key player in structuring and executing equity agreements. To date, the Cornell group has made available in excess of $800 million for more than 100 publicly traded corporations. For more information please visit www.CornellCapital.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company's products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company's products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company's most recent documents filed with the U.S. Securities and Exchange Commission.